Exhibit 10.14

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of March 9, 2007 (the “Effective Date”), by and between Logistics Management, Inc., a Massachusetts corporation (the “Company”), and Paul Forand, an individual (the “Executive”).

RECITALS

WHEREAS, the Executive is currently an employee of the Company;

WHEREAS, all of the Company’s capital stock was purchased by Newgistics, Inc. (the “Parent”) on March 9, 2007; and

WHEREAS, the Company and Executive have determined that it is in their respective best interests to enter into this Agreement to govern the employment relationship on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	EMPLOYMENT TERMS AND DUTIES

1.1 Employment. The Company hereby employs Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement.

1.2 Duties. Executive shall serve as Vice President of Business Development and shall report directly to the Company’s President. Executive shall have the authority, and perform the duties customarily associated with his titles and offices together with such additional duties as may from time to time be assigned by the President. During the term of Executive’s employment hereunder, Executive shall devote his full working time and efforts to the performance of his duties and the furtherance of the interests of the Company and shall not be otherwise employed. Executive may engage in personal activities, provided that such activities do not interfere with Executive’s performance of duties hereunder and/or the provisions of Executive’s written agreements with the Company.

1.3 Term. Subject to the provisions of Section 1.6 below, the initial term of employment of Executive under this Agreement shall commence on the Effective Date and shall continue for a period of three years (the “Initial Term”). This Agreement automatically will renew for additional, consecutive one-year periods (the “Renewal Term” and together with the Initial Term, the “Employment Term”) unless it is terminated by the parties, in writing, prior to the expiration of the then-current Employment Term. Upon termination of this Agreement, this Agreement shall expire and have no further effect, except as otherwise provided in Section 4.4 below. After the termination of this Agreement, Executive’s employment will continue on an at-will basis, meaning that employment after termination of this Agreement may be terminated at any time, by either party, with or without cause and with or without advance notice.

1.4 Compensation and Benefits.

1.4.1 Base Salary. In consideration of the services rendered to the Company hereunder by Executive and Executive’s covenants hereunder and in the Company’s Proprietary Information and Inventions Agreement, during the Employment Term, the Company shall pay Executive a salary at the monthly rate of $12,436.66 ($149,239.92 annualized) (the “Base Salary”), less statutory and other authorized deductions and withholdings, payable in accordance with the Company’s regular payroll practices. The President will review the Base Salary annually.

1.4.2 Bonus. Executive shall be entitled to participate in the Company’s employee bonus plans as may be authorized by the Board of Directors from time to time (any bonus paid pursuant to such plans, the “Bonus”). Executive’s target bonus base (the “Bonus Base”) will be equal to $75,000.00. Bonus payments shall be based on achievement of bonus plan performance targets then in effect. The Bonus shall be less statutory and other authorized deductions and withholdings and payable at the times when other management bonuses are paid. Executive must be an employee at the time that Bonuses are paid to be eligible to receive a Bonus.

1.4.3 Stay Bonus. In the event that Executive has not voluntarily terminated his employment or had his employment terminated by the Company for Cause prior to the second anniversary of the Effective Date, Executive shall receive a one-time bonus equal to $150,000.00 (the “Stay Bonus”). The Stay Bonus shall be less statutory and other authorized deductions and withholdings and payable at the times when other senior management bonuses are paid.

1.4.4 EBITDA Bonus. Executive shall be eligible to receive a one-time bonus (the “EBITDA Bonus”) should the Company meet the EBITDA targets set forth below. In the event that the Company’s EBITDA for the period beginning March 1, 2007 and ending December 31, 2007 equals or exceeds $2,893,000.00 (the “2007 Ten Month EBITDA Target”) and the Company’s EBITDA for calendar year 2008 equals or exceeds $3,859,000.00 (the “2008 EBITDA Target”), Executive will be entitled to receive an EBITDA Bonus of $250,000.00, to be paid on or before February 28, 2009. Alternatively, in the event that the Company (i) achieves either the 2007 Ten Month EBITDA Target or the 2008 EBITDA Target, (ii) has a combined 2007 Ten Month EBITDA and 2008 EBITDA of at least $6,752,000.00 and (iii) achieves at least 95% of the 2008 EBITDA Target, Executive shall be entitled to receive an EBITDA Bonus of $200,000.00, to be paid on or before February 28, 2009. The EBITDA Bonus shall be less statutory and other authorized deductions and withholdings, hi no event will Executive be entitled to more than one EBITDA Bonus or an EBITDA Bonus of more than $250,000.00. In addition to the foregoing requirements, Executive shall not be entitled to the EBITDA Bonus if Executive voluntarily terminates his employment or if the Company terminates his employment for Cause prior to February 28, 2009.

1.4.5 Benefits Package. During the Employment Term, Executive shall be eligible to receive such employee benefits and holidays as may be in effect from time to time as are afforded to other executives of the Company. In addition, in the event that the Company terminates its currently existing policy for matching 401k contributions during the Initial Term, the Company will make additional payments equal to the amount that Executive would have received as a matching contribution as computed by the Company in its reasonable discretion. During the Employment Term, the Company will continue to provide the existing automobile benefits to Executive.

1.4.6 Vacation. Executive shall be entitled to paid vacation as set forth in the Company’s then current policies.

1.4.7 Business Expenses. Upon receipt from Executive of supporting receipts to the extent required by applicable income tax regulations and the Company’s reimbursement policies, the Company shall reimburse Executive for all out-of-pocket business expenses reasonably incurred by Executive in connection with his employment hereunder.

1.5 Stock Grant and Stock Option. Subject to approval by the Board of Directors of the Parent, Executive will be granted an option (the “Option”) to purchase up to 4,000,000 shares of the Parent’s Common Stock under the Parent’s 2000 Stock Option/Stock Issuance Plan, as amended (the “Plan”). The exercise price for the Option shall be equal to the fair market value of the Parent’s Common Stock on the date of grant of such Option. The Option shall be immediately exercisable, but the Option shares initially shall be unvested and shall vest over four years, with 25% of the Option shares vesting on the first anniversary of the Effective Date and the balance vesting in equal monthly installments upon completion of service in each of the next 36 months thereafter. In no event shall any additional Option shares vest after Executive’s cessation of service to the Company. All remaining terms of the Option shall be as set forth in the Plan documents.

1.6 Termination. Executive’s employment and this Agreement (except as otherwise provided hereunder) shall terminate upon the occurrence of any of the following, at the time set forth therefor (the time of any such termination being the “Termination Date”):

1.6.1 Death or Disability. Immediately upon the death of Executive or a determination by the Company that Executive has ceased to be able to perform the essential functions of his duties, with or without reasonable accommodation, for a period of not less than 180 days, due to a mental or physical illness or incapacity “Disability”) (termination pursuant to this Section 1.6.1 being referred to herein as termination for “Death or Disability”), or

1.6.2 Voluntary Termination. Thirty days following Executive’s written notice to the Company of termination of employment; provided, however, that the Company may waive all or a portion of the 30 days’ notice and accelerate the effective date of such termination (and the Termination Date) (termination pursuant to this Section 1.6.2 being referred to herein as “Voluntary” termination); or

1.6.3 Termination For Cause. Immediately following notice of termination for Cause given by the Company. As used herein, “Cause” means termination based on (i) Executive’s conviction or plea of “guilty” or “no contest” to any crime constituting a felony in the jurisdiction in which committed, any crime involving moral turpitude (whether or not a felony), or any other violation of criminal law involving, fraud, dishonesty or willful misconduct (whether or not a felony); (ii) Executive’s refusal to follow the lawful and proper directives of the President; (iii) Executive’s refusal or failure to perform his duties in an acceptable manner; (iv) Executive’s breach of this Agreement or the Proprietary Information and Inventions Agreement; (v) Executive’s actions that, to a reasonable person, would be likely to discredit or damage the Company or its reputation; or (vi) Executive’s chronic absence from work for reasons other than illness.

1.6.4 Termination Without Cause. Notwithstanding any other provisions contained herein, including, but not limited to Section 1.3 above, the Company may terminate Executive’s employment immediately following notice of termination without Cause given by the Company (termination pursuant to this Section 1.6.4 being referred to herein as termination “Without Cause”).

1.6.5 Other Remedies. Termination pursuant to Section 1.6.3 above shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this Agreement.

1.7 Severance and Termination.

1.7.1 Voluntary Termination. Termination for Cause, Termination for Death or Disability. In the case of a termination of Executive’s employment hereunder for Death or Disability in accordance with Section 1.6.1 above, or Executive’s Voluntary termination of employment hereunder in accordance with Section 1.6.2 above, or a termination of Executive’s employment hereunder. for Cause in accordance with Section 1.6.3 above, (i) Executive shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance or similar compensation attributable to such termination, other than Base Salary earned but unpaid, accrued but unused vacation to the extent required by the Company’s policies, vested benefits under any employee benefit plan, and any unreimbursed expenses pursuant to Section 1.4.7 hereof incurred by Executive as of the Termination Date, and (ii) the Company’s other obligations under this Agreement shall immediately cease.

1.7.2 Termination Without Cause. Subject to the provisions set forth in this Agreement, including Section 1.7.3, in the case of a termination of Executive’s employment hereunder Without Cause in accordance with Section 1.6.4 above, (i) the Company shall pay Executive 12 months’ salary continuation, subject to the tax withholding specified in Section 1.4.1 above and (ii) if Executive elects to continue health coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay Executive’s premiums, in an amount sufficient to maintain the level of health benefits in effect on Executive’s last day of employment, through the earlier of (A) the one year anniversary of Executive’s termination, or (B) the date Executive is no longer eligible for COBRA. The Company’s obligation to pay and Executive’s right to receive the severance benefits set forth herein shall cease in the event of Executive’s breach of any of his obligations under this Agreement or the Proprietary Information and Inventions Agreement.

1.7.3 Severance Conditioned on Release of Claims. The Company’s obligation to provide Executive wife the severance benefits set forth in Section 1.7.2 is contingent upon Executive’s execution of a mutual release of claims satisfactory to the Company. Such release will not affect Executive’s continuing obligations to the Company under the Proprietary Information and Inventions Agreement.

2.	PROTECTION OF COMPANY’S PROPRIETARY INFORMATION AND INVENTIONS.

This Agreement, and Executive’s employment hereunder, is contingent upon Executive’s execution of the Company’s Proprietary Information and Inventions Agreement, attached hereto as Exhibit B and incorporated herein by this reference, on the date that Executive begins working for the Company. The Proprietary Information and Inventions Agreement survives the termination of this Agreement, the Employment Term and/or the Executive’s employment with the Company.

3.	REPRESENTATIONS AND WARRANTIES BY EXECUTIVE

Executive represents and warrants to the Company that (i) this Agreement is valid and binding upon and enforceable against him in accordance with its terms, (ii) Executive is not bound by or subject to any contractual or other obligation that would be violated by his execution or performance of this Agreement, including, but not limited to, any non-competition agreement presently in effect, and (iii) Executive is not subject to any pending or, to Executive’s knowledge, threatened claim, action, judgment, order, or investigation that could adversely affect his ability to perform his obligations under this Agreement or the business reputation of the Company. Executive has not entered into, and agrees that he will not enter into, any agreement either written or oral in conflict herewith.

4.	MISCELLANEOUS

4.1 Notices. All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses:

If to the Executive, to;

Paul Forand

If to the Company, to:

Logistics Management, Inc.

c/o Newgistics, Inc.

2700 Via Fortuna, Suite 300

Austin, TX 78746

Attn: President

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 4.1, be deemed given upon delivery, and (ii) if delivered by mail or overnight courier in the manner described above to the address as provided in this Section 4.1, be deemed given upon receipt. Any party from time to time may change its address or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

4.2 Authorization to be Employed. This Agreement, and Executive’s employment hereunder, is subject to Executive providing the Company with legally required proof of Executive’s authorization to be employed in the United States of America.

4.3 Entire Agreement. This Agreement, and the attached exhibits, supersede all prior discussions and agreements among the parties with respect to the subject matter hereof, including but not limited to the Employment Agreement by and between the Company and Executive, as amended through the date hereof, and contain the sole and entire agreement between the parties hereto with respect thereto.

4.4 Survival. The respective rights and obligations of the parties that require performance following expiration or termination of this Agreement, including but not limited to Sections 1.7.2, 1.7.3, 1.7.4, 2, and 4, shall survive the expiration or termination of this Agreement, the Employment Term and/or the Executive’s employment with the Company.

4.5 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

4.6 Amendment. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto.

4.7 Recovery of Attorney’s Fees. In the event of any litigation arising from or relating to this Agreement, the prevailing party in such litigation proceedings shall be entitled to recover, from the non-prevailing party, the prevailing party’s reasonable costs and attorney’s fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.

4.8 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and the Company’s successors and assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

4.9 No Assignment; Binding Effect. This Agreement shall inure to the benefit of any successors or assigns of the Company. Executive shall not be entitled to assign his obligations under this Agreement.

4.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

4.11 Severability. The Company and Executive intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as written, the Company and Executive intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by their severance.

4.12 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

4.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the date first written above.

“COMPANY”

LOGISTICS MANAGEMENT, INC

By:	/s/ William J. Razzouk

Name:	William J. Razzouk

Title:	Chief Executive Officer

“EXECUTIVE”

PAUL FORAND

/s/ Paul Forand
Executive’s Signature

EXHIBIT A: Proprietary Information and Inventions Agreement

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment by Logistics Management, Inc. (the “Company”), the Company’s promise to disclose to me its confidential and proprietary information (as defined below), the compensation now and hereafter paid to me, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agrees with the Company as follows:

1. Recognition of Company’s Rights: Nondisclosure.

At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon, or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use, or publication may be required in connection with ray work for the Company, or unless the President or the Board of Directors of the Company expressly authorizes such in writing. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns and that the Company and its assigns shall be the sole owner of all patent rights, copyrights, trade secret rights, and all other rights throughout the world (collectively, “Proprietary Rights”) in connection therewith.

The term “Proprietary Information” shall mean trade secrets, confidential knowledge, data, or any other proprietary information of the Company and each of its subsidiaries or affiliated companies. By way of illustration but not limitation, Proprietary Information includes (a) inventions, trade secrets, ideas, processes, formulas, data, lists, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques relating to the business or proposed business of the Company and that were learned or discovered by me during the term of my employment with the Company, (hereinafter, included Proprietary Information is collectively referred to as “Inventions”), (b) information regarding plans for research, development, new products and services, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customer lists and customers that were learned or discovered by me during the term of my employment with the Company; and (c) information regarding the skills and compensation of other employees of the Company.

2. Third Party Information. I understand, in addition, that the Company may from time to time receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party information unless expressly authorized by an executive officer of the Company in writing.

3. Assignment of Inventions.

3.1 I hereby assign to the Company all my right, title, and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto), whether or not patentable or registrable under copyright or similar statutes, that were made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.

3.2 I acknowledge that all original works of authorship that are made by me (solely or jointly with others) during the term of my employment with the Company and that are within the scope of my employment and protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101). Inventions assigned to the Company by this Section 3 are hereinafter referred to as “Company Inventions .”

3.3 This Section 3 shall not apply to an Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by me for the Company.

4. Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in feet, to act for and in my behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, that I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

5. Obligation to Keep Company Informed. During the period of my employment, I will promptly disclose to the Company fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Inventions. In addition, I will disclose all patent applications filed by me during the three years after termination of my employment with the Company.

6. Prior Inventions. Inventions, if any, patented or unpatented, that I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed, or reduced to practice or caused to be conceived, developed, or reduced to practice prior to commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in Exhibit A but am to inform the Company that all Inventions have not been listed for that reason.

7. Other Activities; Non-Competition; Non-Solicitation.

7.1 During the term of my employment with the Company, I will not, directly or indirectly, participate in the ownership, management, operation, financing or control of, or be employed by or consult for or otherwise render services to, any person, corporation, firm, or other entity that competes in the Commonwealth of Massachusetts, or in any State of the United States, or in any country in the world with the Company in the conduct of the business of the Company as conducted or as proposed to be conducted, nor shall I engage in any other activities that conflict with my obligations to the Company.

7.2 In consideration of the premises hereof and in further consideration of the Company’s promise to disclose to me confidential and Proprietary Information, and trade secrets of the Company, and the Company’s promise to provide me with immediate specialized training, and the experience I will gain throughout my employment with the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby agree that for a period of two years after the date that my employment with the Company is terminated, for any reason, I will not, directly or indirectly, (i) compete in the Commonwealth of Massachusetts, or in any State of the United States, or in any country in the world where the Company engages in business, or proposes to engage in business, on the date of the termination of my employment with the Company, or (ii) participate in the ownership, management, operation, financing, or control of, or be employed by or consult for or otherwise render services to, any person, corporation, firm, or other entity that competes in the Commonwealth of Massachusetts, or in any State of the United States, or in any country in the world with the Company in the conduct of the business of the Company as conducted and as proposed to be conducted on the date of termination of my employment.

7.3 During the term of my employment and for a period of two years after my employment with the Company is terminated for any reason, I will not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation, or business entity of any type, solicit, assist or in any way encourage any current employee or consultant of the Company or any subsidiary of the Company to terminate his or her employment relationship or consulting relationship with the Company or subsidiary nor will I solicit the employment services of any former employee of the Company or any subsidiary of the Company whose employment has been terminated for less than six months.

7.4 For a period of two years after my employment with the Company is terminated for any reason, I will not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation, or business entity of any type, take away or attempt to take away, solicit or attempt to solicit, contact, call upon, communicate with, or attempt to communicate with, any Customer of the Company. For purposes of this section, “Customer” shall mean any company or business entity that the Company sells goods or services to or that I had contact with or performed services for during my employment with the Company.

8. No Improper Use of Materials

I understand that I shall not use the proprietary or confidential information or trade secrets of any former employer or any other person or entity in connection with my employment with the Company. During my employment by the Company, I will not improperly use or disclose any proprietary or confidential information or trade secrets, if any, of any former employer or any other person or entity to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person or entity to whom I have an obligation of confidentiality unless consented to in writing by that former employer, person, or entity.

9. No Conflicting Obligation.

I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement between me and any other employer, person or entity. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

10. Return of Company Documents.

When I leave the employ of the Company, I will deliver to the Company all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information, or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

11. Legal and Equitable Remedies.

Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

12. Authorization to Notify New Employer.

I hereby authorize the Company to notify my new employer about my rights and obligations under this Agreement following the termination of my employment with the Company.

13. Notices.

Any notices required or permitted hereunder shall be given to the appropriate party at the party’s last known address. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

14. General Provisions.

14.1 Governing Law. This Agreement will be governed by and construed according to the laws of the Commonwealth of Massachusetts without regard to conflicts of law principles.

14.2 Exclusive Forum. I hereby irrevocably agree that the exclusive forum for any suit, action, or other proceeding arising out of or in any way related to this Agreement shall be in the Commonwealth of Massachusetts.

14.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and myself relating to the subject matter hereof and supercedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement. As used in this Agreement, the period of my employment includes any time during which I may be retained by the Company as a consultant.

14.4 Severability.

(a) I acknowledge and agree that each agreement and covenant set forth herein constitutes a separate agreement independently supported by good and adequate consideration and that each such agreement shall be severable from the other provisions of this Agreement and shall survive this Agreement.

(b) I understand and agree that Section 7 of this Agreement is to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of Section 7 is too broad to be enforced as written, the Company and I intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable, provided, however, that such reformation applies only with respect to the operation of such provision in the particular jurisdiction with respect to which such determination was made. If, however, Section 7 is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

14.5 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors and assigns.

14.6 Survival. The provisions of this Agreement shall survive the termination of my employment for any reason and the assignment of this Agreement by the Company to any successor in interest or other assignee.

14.7 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

14.8 Recovery of Attorney’s Fees. In the event of any litigation arising from or relating to this Agreement, the prevailing party in such litigation proceedings shall be entitled to recover, from the non-prevailing party, the prevailing party’s costs and reasonable attorney’s fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.

14.9 Headings. The headings to each section or paragraph of this Agreement are provided for convenience of reference only and shall have no legal effect in the interpretation of the terms hereof.

[Signature Page Follows]

I HAVE READ THIS PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

This Agreement shall be effective as of the first day of my employment with the Company.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY’S CONFIDENTIAL AND PROPRIETARY INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT, AND PROHIBITS ME FROM COMPETING WITH THE COMPANY AND/OR FROM SOLICITING EMPLOYEES AND CUSTOMERS OF THE COMPANY FOR TWO YEARS AFTER MY EMPLOYMENT WITH THE COMPANY IS TERMINATED FOR ANY REASON.

Dated: March 9, 2007.	/s/ Paul Forand

Signature of Employee

Paul Forand
Print Name of Employee

784 Mchaul Dr.
Westport MA 02790
Address

ACCEPTED AND AGREED TO:

Logistics Management, Inc.

By:	/s/ William J. Razzouk

Name:	William J. Razzouk

Title:	Chief Executive Officer

EXHIBIT A

Ladies and/or Gentlemen:

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Logistics Management, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Proprietary Information and Inventions Agreement.

X	I have no inventions or improvements to disclose.

I have inventions or improvements which I have disclosed on the attached Invention Disclosure form(s).

Due to certain confidentiality obligations, I cannot disclose certain inventions that otherwise would be listed.

/s/ Paul Forand
Signature

March 8, 2007
Date